Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-142070 and No. 333-208964) on Form S-8 of AECOM of our report dated June 29, 2015, relating to our audit of the financial statement of AECOM Retirement & Savings Plan (the Plan), which appears in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2015.

/s/ RSM US LLP

Los Angeles, CA
June 28, 2016